Exhibit (h)(1)(i)
AMENDMENT TO
ADMINISTRATION AGREEMENT
     This Amendment (the “Amendment”) dated as of December 8, 2009 amends the Administration Agreement dated as of April 23, 2007 between BB&T Asset Management, Inc. (the “Administrator”), a North Carolina corporation, and BB&T Variable Insurance Funds (the “Company”), a Massachusetts business trust (as such agreement has been amended to date, the “Agreement”).
     WHEREAS, pursuant to the Agreement, the Administrator performs certain services for the Company and each investment portfolio of the Company;
     WHEREAS, the parties wish to make certain amendments to the Administration Agreement, including amendments to Schedule A thereto.
     NOW THEREFORE, the Administrator and the Company, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:
     1. The parties hereby agree to amend Article 2(b) to read as follows:
          “(b) assist Company counsel with the preparation of prospectuses (including any summary sections and summary prospectuses), statements of additional information, registration statements and proxy materials.”
     2. Schedule A.
          Schedule A to the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto.
     3. Miscellaneous.
          (a) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.
          (b) This Amendment supersedes all prior negotiations, understandings and agreements with respect to the subject matter covered in this Amendment, whether written or oral.

          (c) Except as expressly set forth in this Amendment, the Agreement remains unchanged and in full force and effect.
          (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
          (e) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
          (f) The names “BB&T Variable Insurance Funds” and “Trustees of BB&T Variable Insurance Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of June 2, 2007 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “BB&T Variable Insurance Funds” or any series thereof entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.
*     *     *     *
     IN WITNESS WHEREOF, a duly authorized officer of each party has signed this Amendment as of the date set forth above.
BB&T VARIABLE INSURANCE FUNDS

By: Name:	/s/ E.G. Purcell III E.G. Purcell III
Title:	President

BB&T ASSET MANAGEMENT, INC.

By: Name:	/s/ Todd M. Miller Todd M. Miller
Title:	Vice President BB&T AM

SCHEDULE A
TO THE ADMINISTRATION AGREEMENT
DATED AS OF APRIL 23, 2007,
AS AMENDED December 8, 2009
AND                     , 20___
BETWEEN
BB&T VARIABLE INSURANCE FUNDS
AND
BB&T ASSET MANAGEMENT, INC.

Portfolios:	This Agreement shall apply to all Portfolios of the Company, either now or hereafter created. The current Portfolios of the Company are set forth below:
BB&T Large Cap VIF
BB&T Capital Manager Equity VIF
BB&T Mid Cap Growth VIF*
BB&T Special Opportunities Equity VIF
BB&T Total Return Bond VIF

*	BB&T Mid Cap Growth VIF is deleted from Schedule A effective February 1, 2010, or such other date as determined by the officers of the Trust.

Fees:	Asset Based Fees — Pursuant to Article 4, the following annual asset-based fee will be calculated based upon each Portfolio’s average net assets as well as the average net assets of the BB&T Variable Insurance Funds*:
0.110% of the first $3.5 billion of average net assets;
0.075% of the next $1 billion of average net assets;
0.060% of the next $1.5 billion of average net assets; and
0.040% of average net assets in excess of $6 billion.
No asset-based fees will be applied to the funds of funds.

*  The Company will pay the compensation that is due only on its assets.
Regulatory Filing Services — The Company shall pay the following fees for regulatory filing services (N-CSR, N-Q and N-PX):
(a)	Form N-CSR Filing Preparation Fee (2 filings per year per registrant):

$1,000 per filing

(b)	Form N-Q Quarterly Filing Preparation Fees (2 filings per year per registrant):

First Portfolio	Each Additional Portfolio
$750 each (per filing)	$375 each (per filing)
(c)	Form N-PX Filing Preparation Fees (1 filing per year per registrant):
$500 per registrant if the Portfolios have no voting securities;
$1,000 per registrant with 1-10 Portfolios with voting securities; and
$1,500 per registrant with more than 10 Portfolios with voting securities.

Summary Prospectus Services — The Company shall pay the following fees for preparation of summary sections of prospectuses and summary prospectuses for each Portfolio:
A one-time fee of $20,000 in connection with preparation of the summary sections of each Portfolio’s prospectus.
Thereafter, a fee of $1,000 per annum per Portfolio for each Portfolio for which summary prospectus services are provided (with a per annum cap of $10,000 with respect to such summary prospectus services).

Term:	Pursuant to Article 7, the term of this Agreement shall commence on April 23, 2007 and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Company or the Administrator provides written notice to the other party of its intent not to renew or unless otherwise terminated as provided herein. Such notice of non-renewal must be received not less than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term. This Agreement also may be terminated without penalty (i) by mutual agreement of the parties or (ii) for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause.
For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.
Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Company, in addition to the compensation described in this Agreement, the amount of all of the Administrator’s cash disbursements for services in connection with the Administrator’s activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company’s property, records, instruments and documents.
If, for any reason other than non-renewal, mutual agreement of the parties or “cause,” as defined above, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator in accordance with the following schedule: (i) if the one-time cash payment becomes due and payable at any time during years one through two of the Initial Term, such payment shall be equal to the balance due for one-half of the period remaining until the end of the Initial Term and (ii) if such payment becomes due and payable at any time during year three of the Initial Term, such payment shall be equal to the balance due for the entire period remaining until the end of the Initial Term. For purposes of calculation of the payment, it shall be assumed that the balance due shall be based upon the average amount of the Company’s assets for the twelve months prior to the date the Administrator is replaced or a third party is added.
In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.
The parties further acknowledge and agree that, in the event the Administrator is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.

     IN WITNESS WHEREOF, a duly authorized officer of each party has signed this Amended and Restated Schedule A to the Administration Agreement as of the date set forth above.

BB&T VARIABLE INSURANCE FUNDS

By: Name:	/s/ E.G. Purcell III E.G. Purcell III
Title:	President

BB&T ASSET MANAGEMENT, INC.

By: Name:	/s/ Todd M. Miller Todd M. Miller
Title:	Vice President

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